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                                 Exhibit 10.10
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                     Arrangement Regarding Form of Bonuses

Members of Semtech Corporation's senior management, including executive officers, have the opportunity to defer up to 50% of any bonus that may be earned for the fiscal year. If a bonus is awarded (in the early part of the next fiscal year), the deferred portion is converted into stock options instead of being paid in cash. The conversion is made using a multiplier of four and the closing market price of Semtech's stock on the day when bonuses are awarded. The stock options are immediately vested and are subject to the terms and conditions of the applicable stock option plan and the award agreement.